EXHIBIT 2

                               EXCHANGE AGREEMENT
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         THIS EXCHANGE AGREEMENT (this "Agreement") is made and entered into as of the 24th day of January, 2000, by and between Aden Enterprises, Inc., a California corporation, with its principal place of business at 13314 I Street, Omaha, NE 68137 ("Aden"), and MercExchange, LLC, a Virginia limited liability company, with its principal place of business at 114 N. Alfred Street, Alexandria, VA 22314 ("MercExchange").

         WHEREAS, MercTravel, Incorporated, a Delaware corporation ("MercTravel"), is a wholly owned subsidiary of MercExchange; and

         WHEREAS, Aden desires to acquire all of the issued and outstanding shares of common stock of MercTravel on the terms and conditions hereinafter set forth; and

         WHEREAS, the parties desire that the transactions contemplated by this Agreement constitute an exchange of property as provided in Section 351 of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth herein, the parties agree as follows:

      1.    Representations of MercExchange.

            a. To the knowledge of MercExchange, the authorized capital stock of MercTravel consists of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding. MercExchange is the sole shareholder. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require such corporation to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to such corporation. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of such corporation.

            b. To the knowledge of MercExchange, MercTravel is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified to do business as a foreign corporation, if required, and is in good standing in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business require such qualification, except where the failure to be so qualified would not have a material adverse effect on the assets, business, results of operations or conditions (financial or otherwise) of each of such corporation. MercTravel has previously delivered to Aden true, complete and correct copies of its charter and by-laws, as currently in effect.

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            c.    To the knowledge of MercExchange, MercTravel has no
                  subsidiaries, or any direct or indirect interest, whether by way of stock ownership or otherwise, in any corporation, firm, association or business enterprise.

            d. To the knowledge of MercExchange, MercTravel owns and possesses, or is duly licensed in respect of, all licenses, trademarks, trademark rights, applications for trademarks, trade names, trade name rights, processes, and formulas, necessary for the operation of its business, with no known material conflict with the rights of others, and the same are subject to no liens, encumbrances, claims, or charges.

            e. As of the date of this Agreement, to the knowledge of MercExchange, there are no actions, suits, or proceedings pending or, to the knowledge of MercExchange, threatened, against MercTravel, at law or in equity, or before or by any federal, state, municipal, or other governmental agency or instrumentality, domestic or foreign, except for those actions, suits, or proceedings which would not have a material and adverse effect on the financial condition of MercTravel. MercTravel is not in default with respect of any order or decree of any court or of any such governmental agency or instrumentality.

            f. Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated, will conflict with or result in the breach of, or accelerate the performance required by, any terms of any agreement to which either of MercTravel or MercExchange are now a party, or constitute a default thereunder, or result in the creation of any lien, charge, or encumbrance upon any of the properties or assets of MercTravel.

            g. To the knowledge of MercExchange, MercTravel is not a party to any agreement or instrument subject to any charter or other corporate restriction materially and adversely effecting the business, property, or assets, operations or condition (financial or otherwise) of such corporation.

            h. To the knowledge of MercExchange, MercTravel and MercExchange have timely filed all tax returns and reports required to be filed by each, including without limitation all federal, state, local and foreign tax returns, and all such tax returns and reports are true, complete and correct in all material respects. MercTravel has paid in full or made adequate provision by the establishment of reserves for all such taxes and other charges which have become due or have been asserted in writing by any taxing authority to be due, relating to each such corporation, including, if such corporation was an S Corporation prior to the consummation of the transactions contemplated by this Agreement, taxes and other charges attributable to the S Corporation election by each such

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                  corporation, and has withheld with respect to their employees all federal and state income taxes, FICA, FUTA and any other taxes or charges required to be withheld except for those taxes or other charges the failure of which to pay or withhold would not have a material and adverse effect on the financial condition of MercTravel. To the knowledge of MercExchange, there is no tax deficiency proposed or threatened against MercTravel. To the knowledge of MercExchange, MercTravel has made all payments of estimated taxes, if any, when due in amounts sufficient to avoid the imposition of any penalty except where such penalty would not have a material and adverse effect on the financial condition of MercTravel. There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, taxes due from or with respect to MercTravel for any taxable period, and no power of attorney granted by or with respect to MercTravel relating to taxes is currently in force. No closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended, (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to MercTravel that could materially and negatively effect the future liability for taxes of MercTravel. No audit or other proceeding by any governmental authority has formally commenced and no written notification has been given that such an audit or other proceeding is pending or threatened with respect to any taxes due from or with respect to MercTravel that could materially and negatively affect the future liability for taxes of MercTravel. No unpaid assessment of tax has been proposed in writing against MercTravel other than assessment of a type that arise on a recurring basis in the ordinary course of business.

            i. To the knowledge of MercExchange, MercTravel has no direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, accrued, absolute, contingent or otherwise ("Liabilities"), which would be required by generally accepted accounting principles to be disclosed in their respective financial statements (including, without limitation, in the notes thereto), other than liabilities fully and adequately reflected or reserved against their respective balance sheet, prepared in accordance with generally accepted accounting principles. To the knowledge of MercExchange, since December 13, 1999, MercTravel has incurred no liabilities which would be required by generally accepted accounting principles to be disclosed in its financial statements (including, without limitation, in the notes thereto), other than Liabilities incurred since December 13, 1999 in the ordinary course of business.

            j. To the knowledge of MercExchange, MercTravel is in compliance in all material respects with all applicable laws (including, but not limited to, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all federal, state or local governments, or any agency or instrumentality of the foregoing, domestic or foreign, in respect of the conduct of its business and ownership or leasing of its properties, except where the failure to so comply would not have a material adverse effect on the assets, business, results of operations or condition

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                  (financial or otherwise) of such corporation. To the knowledge of MercExchange, MercTravel has all licenses, permits, orders or approvals of all federal, state or local governmental bodies, quasi-governmental bodies or authorities, domestic or foreign, which are material to, or necessary for, the conduct of the operations of such corporation. To the knowledge of MercExchange, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against MercTravel alleging any failure so to comply, except where the failure to so comply would not have a material and adverse effect on the assets, business, results of operations or condition (financial or otherwise) of such corporation.

            k. Since December 13, 1999, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of MercTravel.

            l. MercTravel has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown in its balance sheet, or acquired after the date thereof, free and clear of all liens, claims, encumbrances, charges, and assessments, except for properties and assets disposed of in the ordinary course of business since December 13, 1999.

            m.    MercExchange further represents and warrants that:

                  i. The Aden Shares (as defined below) are being acquired for investment for MercExchange's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and MercExchange has no present intention of selling, granting any participation in, or otherwise distributing the same. MercExchange does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Aden Shares.

                  ii. MercExchange believes it has received all information it considers necessary or appropriate for deciding whether to purchase the Aden Shares. MercExchange has had an opportunity to ask questions and receive answers from Aden regarding the terms and conditions of the offering of the Aden Shares.

                  iii. MercExchange has previously invested in companies in the development stage, can bear the economic risks of the investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Aden Shares.

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                  iv.   MercExchange is an accredited investor as defined in
                        Rule 501(a) of Regulation D, as amended, of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended.

                  v. MercExchange understands that the Aden Shares it is purchasing pursuant to this Agreement are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Aden in a transaction not involving a public offering and that under such laws and applicable regulations the Aden Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, MercExchange is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

                  vi. MercExchange will not dispose of any of the Aden Shares (other than pursuant to SEC Rules 144 or 144A or any similar or analogous rule or rules) unless and until (A) MercExchange shall have notified Aden of the proposed disposition and the circumstances surrounding the proposed disposition and, if reasonably requested by Aden, MercExchange shall have furnished Aden with an opinion of counsel reasonably satisfactory in form and substance to Aden to the effect that such disposition will not require registration under the Securities Act; or (B) there is in effect a registration statement under the Securities Act covering the proposed disposition and the proposed disposition is made in accordance with such registration statement.

                  vii. The certificates evidencing the Aden Shares may bear the restrictive legends set forth below, except that such certificates shall not bear the legends set forth below if: (x) the transfer was made in compliance with Rule 144; (y) there is in effect a registration statement under the Securities Act covering the proposed disposition and the proposed disposition is made in accordance with such registration statement; or (z) if the opinion of counsel, if any, delivered pursuant to this Section is to the effect that such legend is not required in order to establish compliance with any provisions of the Securities Act:

                        (A) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"). THE SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR SUCH TRANSFER IS MADE PURSUANT TO RULES 144 OR 144A OF THE ACT OR AN EXEMPTION TO THE REGISTRATION REQUIREMENTS OF THE ACT."

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                        (B) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE
                        BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SAID ACT."

                        (C) Any legend required by the laws of any applicable state or other jurisdiction governing the Aden Shares.

      2.    Exchange of Stock.

            a. On the Closing Date, as hereinafter fixed, MercExchange shall deliver to Aden certificates representing all of the issued and outstanding shares of common stock of MercTravel, as the same shall be constituted on the Closing Date, duly endorsed in blank by the owner of record, or accompanied by duly executed stock powers in blank, and accompanied by requisite revenue stamps evidencing the payment of the transfer tax, if any.

            b. On the Closing Date, as hereinafter fixed, Aden shall deliver to MercExchange fifty-eight million (58,000,000) shares of restricted common stock in Aden Enterprises, Inc. (the "Aden Shares").

      3. Closing. The consummation of the transactions contemplated herein (the "Closing") shall take place at the offices of Erickson & Sederstrom, P.C. at 10330 Regency Parkway Drive, Omaha, Nebraska 68114, at 10:00 a.m. (local time) on February 25, 2000 (the "Closing Date"), or at such other time and place as the parties may agree.

      4. Indemnity for Damages. MercExchange shall indemnify, fully defend and save and hold harmless Aden at all times from and against all demands, claims, actions, causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses, but net of any tax savings and insurance proceeds actually received by the indemnitee as a result of the matter giving rise to the indemnification, asserted against, resulting to, imposed upon or incurred by Aden, by reason of or resulting from any inaccurate representation made by MercExchange in this Agreement, breach of any of the warranties made by MercExchange in this Agreement and breach or default in performance by MercExchange of any of the covenants which it is to perform hereunder.

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      5.    Conditions to Obligations of Aden. The obligations of Aden hereunder are, except as may be waived in writing by Aden, subject to the conditions that:

            a. Certificates representing 100% of the issued and outstanding shares of common stock of MercTravel, as such stock shall then be constituted, shall be tendered for exchange at the Closing by MercExchange.

            b. The representations contained in Sections 1 and 7 hereof shall be true on and as of the Closing Date with the same effect as though such representations had been made on and as of the Closing Date, and there shall be delivered to Aden at the Closing, if requested, a certificate, in form and substance satisfactory to Aden and its counsel, duly signed by MercExchange to that effect.

      6. Conditions to Obligations of MercExchange. The obligation of MercExchange hereunder to deliver to Aden shares of common stock of MercTravel is, except as may be waived in writing by MercExchange, subject to the conditions that:

            a. Aden is a duly organized and existing corporation in good standing under the laws of the State of California;

            b. A certificate or certificates representing the Aden Shares are delivered to MercExchange according to the provisions of
                  Section 2;

            c. A duly executed Registration Rights Agreement in substantially the form of Exhibit "A" hereto is delivered at the Closing; and

            d. This Agreement has been duly executed and delivered by Aden, and constitutes the legal, valid, and binding obligation of Aden, enforceable in accordance with its terms.

      7. Survival of Representations. The representations and warranties of the parties hereto shall survive the making of this agreement, any examination on behalf of such parties, and the Closing hereunder. Any waiver of any term or condition of this agreement shall not operate as a waiver of any other breach of such term or condition, or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

      8. Notices. All communications hereunder shall be in writing and delivered or mailed to Aden, Aden Enterprises, Inc., Attn: Michael Luther, and to MercExchange, MercExchange, LLC, Attn: Thomas Woolston, or at such other address as each party may specify in writing.

      9. Broker. Aden and MercExchange represent to each other that no broker has been employed in connection with any transaction or transactions involved in this Agreement.

      10. Entire Agreement. This Agreement constitutes the entire contract between the parties hereto and no party shall be liable or bound to another in any manner by any warranties, representations or guarantees except as specifically set forth herein.

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      11.   Modification. This Agreement may not be changed or modified except by an agreement in writing by Aden and by MercExchange or by any person authorized to act on their behalf.

      12. Benefit. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective legal representatives, successors, and assigns of the parties hereto.

      13. Governing Law. This Agreement is made pursuant to and shall be construed under the laws of the State of Nebraska, without regard to any applicable conflicts of law provisions.

      14. Counterparts. This Agreement may be executed and endorsed in one or more counterparts, and each of such counter parts shall, for all purposes, be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.


Aden:                                                   MercExchange:


By:      /s/ Michael S.  Luther                By:      /s/ Thomas Woolston
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